UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940


1.  Name and Address of           Rosato            Joseph
    Reporting Person*             (Last)           (First)          (Middle)

                                  c/o Cluett American Corp
                                  48 West 38th Street

                                  New York            NY               10018
                                  (City)           (State)             (Zip)


2.  Date of Event Requiring       1/1/00
    Statement (Month/Day/Year)

3.  IRS or Social Security
    Number of Reporting Person
    (Voluntary)


4.  Issuer Name and Ticker or    Cluett American Corp.
    Trading Symbol






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FORM 3 (continued)


5.  Relationship of Reporting       Director             10% Owner
    Person(s) to Issuer           X Officer (give        Other (specify
     (Check all applicable)                  title              below)
                                             below)

6.  If Amendment, Date of           President and Chief Operating Officer
    Original (Month/Day/Year)       of Cluett Peabody & Co., Inc. (Shirt Group)
                                    (a subsidiary of Issuer)

7.  Individual or Joint/Group    X  Form filed by One Reporting Person
    Filing (Check Applicable        Form filed by More than One Reporting
    Line)                           Person


































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FORM 3 (continued)


           Table I -- Non-Derivative Securities Beneficially Owned


1.  Title of Security               No securities owned
    (Instr. 4)


2.  Amount of Securities
    Beneficially Owned
    (Instr. 4)

3.  Ownership Form:  Direct (D)
    or Indirect (I) (Instr. 5)


4.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)


Reminder:  Report on a separate line for each class of securities owned directly or indirectly.
*  If the form is filed by more than one reporting person, see
   Instruction 5(b)(v).






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FORM 3 (continued)


   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
    (Instr. 4)


2.  Date Exercisable and Expiration Date    Date Exercisable    Expiration Date
    (Month/Day/Year)


3.  Title and Amount of Securities          Title               Amount or
    Underlying Derivative Security                              Number of
    (Instr. 4)                                                  Shares


4.  Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)


6.  Nature of Indirect Beneficial Ownership
    (Instr. 5)



               /s/ Joseph Rosato                          3/16/00
             -------------------------------       ---------------------
             **Signature of Reporting Person                Date

Explanation of Responses:




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FORM 3 (continued)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

































                                                               SEC 1473 (7-96)